CODE OF ETHICS

                         Frost Investment Advisors, LLC

                             100 WEST HOUSTON STREET
                            SAN ANTONIO, TEXAS 78205

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                                TABLE OF CONTENTS

1.     GENERAL PROVISIONS ..................................................   1

1.1.      PROFESSIONAL RESPONSIBILITIES ....................................   1

1.2.      FAILURE TO COMPLY ................................................   2

2.     ACCESS PERSONS ......................................................   2

2.1.      SUPERVISED PERSONS ...............................................   2

2.2.      ACCESS PERSONS ...................................................   2

2.3.      FAMILY MEMBERS ...................................................   2

3.     BUSINESS CONDUCT STANDARDS ..........................................   2

3.1.      COMPLIANCE WITH LAWS AND REGULATIONS .............................   2

3.2.      CONFLICTS OF INTEREST ............................................   3

3.3.      PERSONAL SECURITIES TRANSACTIONS .................................   4

3.4.      OUTSIDE BUSINESS INTERESTS .......................................   4

3.5.      GIFTS AND ENTERTAINMENT ..........................................   5

3.6.      REPORTING OF VIOLATIONS ..........................................   5

4.     INSIDER TRADING .....................................................   5

5.     REPORTING REQUIREMENTS ..............................................   6

5.1.      SCOPE ............................................................   6

5.2.      REPORTABLE SECURITIES ............................................   6

5.3.      REPORTING EXCEPTIONS .............................................   7

5.4.      INITIAL/ANNUAL HOLDINGS REPORT ...................................   7

5.5.      QUARTERLY TRANSACTION REPORTS ....................................   7

5.6.      ANNUAL WRITTEN REPORTS TO THE BOARD ..............................   7

6.     RECORDKEEPING REQUIREMENTS ..........................................   8

7.     FORM ADV DISCLOSURE .................................................   8

8.     ACKNOWLEDGMENT OF RECEIPT ...........................................   8

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1. GENERAL PROVISIONS

      1.1.  PROFESSIONAL RESPONSIBILITIES

Frost Investment Advisors, LLC ("Frost") is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of
Section 203 of the Investment Advisers Act of 1940. Frost is dedicated to providing effective and proper professional investment management services to a wide variety of advisory clients. Frost's reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with Frost.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice. Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor's decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client's investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser's duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Under Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940, Frost is required to establish, maintain and enforce written procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations. In meeting such responsibilities to our clients, Frost has adopted this Code of Ethics (the "Code") regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest. The Code is also intended to lessen the chance of any misunderstanding between Frost and our employees regarding such trading activities.

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer ("CCO"). The CCO may under circumstances that are considered appropriate, or after consultation with the senior management of Frost, grant exceptions to the provisions contained in this manual only when it is clear that the interests of Frost's clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The senior management of Frost and Fund's board of directors will satisfy themselves as to the adherence to this policy through periodic review and reports by the CCO.

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      1.2.  FAILURE TO COMPLY

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Frost. It is important that employees understand the reasons for compliance with this Code. Frost's reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with Frost.

2. ACCESS PERSONS

      2.1.  SUPERVISED PERSONS INCLUDE:

         o directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

         o     employees of the adviser;

         o any other person who provides advice on behalf of the adviser and is subject to the adviser's supervision and control;

         o     temporary workers;

         o     consultants;

         o     independent contractors; and

         o     access persons.

      2.2.  ACCESS PERSONS INCLUDE ANY SUPERVISED PERSONS WHO:

         o has access to nonpublic information regarding any client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund Frost or its affiliates manage;

         o is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; or

         o     all Frost directors, officers, and members.

      2.3.  FAMILY MEMBERS

For purposes of personal securities reporting requirements, Frost considers the Access persons defined above to also include the person's immediate family (including any relative by blood or marriage living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3. BUSINESS CONDUCT STANDARDS

      3.1.  COMPLIANCE WITH LAWS AND REGULATIONS

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering. All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

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         o     to defraud such client in any manner;

         o to mislead such client, including by making a statement that omits material facts;

         o to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

         o to engage in any manipulative practice with respect to such client; or

         o to engage in any manipulative practice with respect to securities, including price manipulation.

      3.2.  CONFLICTS OF INTEREST

Frost, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

CONFLICTS AMONG CLIENT INTERESTS. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (E.G., larger accounts over smaller accounts, accounts where compensation is greater, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). Frost specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

COMPETING WITH CLIENT TRADES. Frost prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions. In order to avoid any potential conflict of interest between Frost and its clients, securities transactions for the accounts of access persons in the same security as that purchased/sold for advisory accounts should be entered only after completion of all reasonably anticipated trading in that security for those accounts on any given day. If, after completion of all anticipated trading for client accounts, a trade is executed for an access person's personal account on that same day at a price better than that received by the client, surveillance procedures will identify and correct those transactions in favor of the client.

NO TRANSACTIONS WITH CLIENTS. Frost specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client.

DISCLOSURE OF PERSONAL INTEREST. Frost prohibits access persons from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the chief investment officer or, with respect to the chief investment officer's interests, the CCO). If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

REFERRALS/BROKERAGE. Frost requires supervised persons to act in the best interests of the firm's clients regarding execution and other costs paid by clients for brokerage services. Supervised persons are reminded to strictly adhere to Frost's policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage) as outlined in the firm's compliance manual.

VENDORS AND SUPPLIERS. Frost requires supervised persons to disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Frost specifically prohibits supervised persons with such interests from negotiating or making decisions regarding the firm's business with such companies.

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      3.3.  PERSONAL SECURITIES TRANSACTIONS

Personal securities transactions by access persons are subject to the following trading restrictions:

PRE-CLEARANCE. No Access Person may purchase or sell any reportable security, INCLUDING INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS (I.E., PRIVATE PLACEMENTS), without first obtaining prior clearance from the CCO or his designee. The CCO may reject any proposed trade by an Access Person that: (a) involves a security that is being purchased or sold by Frost on behalf of any advisory client or is being considered for purchase or sale; (b) should be reserved for clients; (c) is being offered to an individual by virtue of their position with Frost; (d) is otherwise prohibited under any internal policies of Frost; (e) breaches the Access Person's fiduciary duty to any advisory client;
(f) is otherwise inconsistent with applicable law, including the Advisers Act and the Investment Company Act; or (g) creates a conflict of interest or an appearance thereof.

Requests for preclearance will be made by completing the Preclearance Form in the Exhibit section of Frost's Compliance Manual and forwarding it to the CCO. The final decision will be sent in writing to the access person requesting the permission for the limited offering. Only upon receipt of the written approval from Frost can the access person then engage in the purchase of the requested security. The access person making the request and the Frost Compliance Department must maintain final written approval or denial for their files.

BLACK-OUT PERIODS. No Access Person may purchase or sell a security if he/she knows that Frost is considering for sale or selling that security or a related security, or has sold such a security within the past two (2) business days on behalf of a client. No Access Person may purchase or sell a security if he/she knows that Frost is considering for purchase or purchasing that security or a related security, or has purchased such a security within the past two (2) business days on behalf of a client.

It is the responsibility of the Research Department to determine for purposes of the application of the restrictions of this sub-paragraph, which covered, securities are being "considered" in accordance with guidelines developed by the Director of Research. As a result of such determination, a Restricted Stock List, based on current and upcoming recommendations of securities for purchase or sale will be distributed to each Access Person. It is the responsibility of each Access Person to review the list prior to requesting preclearance and placing any order for his/her personal account.

SHORT TERM TRADING. No Access Person of Frost may purchase and subsequently sell (or sell and purchase) the same security within any 60-day period, unless such transaction is approved in advance in writing by the CCO. The CCO shall consider the totality of the circumstances, including whether such transaction is necessitated by an unexpected special circumstance involving the Access Person, whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and Frost's policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration of these issues, the CCO shall have the sole authority to grant or deny permission to allow execution of the trade.

      3.4.  OUTSIDE BUSINESS INTERESTS

A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with their prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the supervised person's prospective employer without the supervised person's permission.

Frost does not wish to limit any supervised person's professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, Frost must also be

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concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

      3.5.  GIFTS AND ENTERTAINMENT

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

ACCEPTING GIFTS. On occasion, because of their position with the company, supervised persons of Frost may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of Frost. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by a supervised person of Frost that might violate this Code must be promptly reported to the CCO.

SOLICITATION OF GIFTS. Frost's supervised persons are prohibited from soliciting gifts of any size under any circumstances.

GIVING GIFTS. Frost's supervised persons may not give any gift with a value in excess of $100 per year to an advisory client or persons who do business with, regulate, advise or render professional service to Frost.

ENTERTAINMENT. No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser. Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

      3.6.  REPORTING OF VIOLATIONS

All supervised persons of Frost must promptly (upon discovery of violation) report violations of the code to the CCO as the situation dictates. If the CCO is unavailable, the violation must then be reported to the CEO.

4. INSIDER TRADING

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient (tippee) to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. All supervised persons should note the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Frost's securities recommendations and client securities holdings and transactions. If a Frost supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO accordingly. Acting on such

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information may subject the supervised person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in Frost's Compliance Manual. All Frost supervised persons are required to read and acknowledge having read such procedures annually.

5. REPORTING REQUIREMENTS

      5.1.  SCOPE

The provisions of this Code apply to every security transaction, in which an access person of Frost has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. Generally, an access person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them. An access person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership. An access person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other Frost clients with similar investment objectives.

If an access person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.

      5.2.  REPORTABLE SECURITIES

Section 202(a)(18) of the Advisers Act defines the term "Security" as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term "Reportable Securities" means all such securities described above except:

         o     direct obligations of the United States;

         o bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

         o     shares issued by money market funds;

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         o     shares issued by open-end funds other than reportable funds
               (NOTE: The term "Reportable Funds" means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

         o shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

      5.3.  REPORTING EXCEPTIONS

Under Rule 204A-1, access persons are not required to submit:

         o any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

         o a transaction report with respect to transactions effected pursuant to an automatic investment plan (NOTE: This exception includes dividend reinvestment plans.); and

         o A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Frost holds in its records so long as Frost receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

      5.4.  INITIAL/ANNUAL HOLDINGS REPORT

INITIALLY

Any employee of Frost who during the course of their employment becomes an access person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial/Annual Securities Holdings Report Certification no later than 10 days after the employee becomes an access person. The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an access person.

ANNUALLY

Every access person must submit an Initial/Annual Securities Holdings Report Certification to the CCO due by the last business day of January of each year. The annual holdings requirement will be satisfied through receipt by the CCO of year-end statements received directly from the custodian. The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person.

      5.5.  QUARTERLY TRANSACTION REPORTS

All access persons must arrange for duplicate statements to be sent to the CCO. This eliminates the need to submit quarterly transaction reports to the firm. Following receipt of the quarterly statements transaction information, the CCO will review each transaction for any evidence of improper trading activities or conflicts of interest by the access person. After careful review of each report, the CCO will document that they conducted such review.

      5.6.  ANNUAL WRITTEN REPORTS TO THE BOARD

At least annually, the CCO will provide a written report to the Board of Directors of each fund for which Frost acts as an investment adviser as follows:

         o ISSUES ARISING UNDER THE CODE. The report must describe any issue(s) that arose during the previous year under this Code of Ethics or procedures thereto, including any material Code or procedural violations, and any resulting sanction(s). The CCO may

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               report to the board more frequently as he or she deems necessary or appropriate, and shall do so as requested by the CEO.

         o CERTIFICATION. Each report must be accompanied by a certification to the Board of Directors that Frost has adopted procedures reasonably necessary to prevent their Access Persons from violating this Code of Ethics.

6. RECORDKEEPING REQUIREMENTS

Frost will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place, in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act:

         o A copy of each Code that has been in effect at any time during the past five years;

         o A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

         o A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

         o Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

         o A list of the names of persons who are currently, or within the past five years were, access persons;

         o A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings limited offerings for at least five years after the end of the fiscal year in which approval was granted;

         o Any waiver from or exception to the Code for any employee of Frost subject to the Code, and;

         o     A copy of each annual written report to the Board, required by
               Section 5.6. of this Code, must be maintained

7. FORM ADV DISCLOSURE

A description of the code will be provided in Frost's ADV Part II, Schedule F. With the description, a statement will be made that Frost will provide a copy of the code to any client or prospective client upon request.

8. ACKNOWLEDGMENT OF RECEIPT

Frost supervised persons must acknowledge, initially and annually, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other and other potential conflicts of interest and agree to comply with the provisions therein. In addition, supervised persons must agree to acknowledge any subsequent amendments to the code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by Frost to satisfactorily fulfill the supervised person's obligation to read, understand, and agree to any such amendment.

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This Code is approved and promulgated effective [date].

                                             For Frost Investment Advisors, LLC:

                                             -------------------------------
                                             By:   Tom L. Stringfellow
                                                   Chief Executive Officer

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